UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 13, 2016

Dell Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37867	80-0890963
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dell Way
Round Rock, Texas		78682
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 289-3355

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Class V Common Stock Repurchase Program

As previously reported by Dell Technologies Inc. (the “Company”), on September 7, 2016, the Board of Directors of the Company approved a stock repurchase program (the “DHI Group Repurchase Program”) under which the Company was authorized to use assets of the Company’s DHI Group to repurchase up to $1 billion of shares of the Company’s Class V Common Stock, exclusive of any fees, commissions or other expenses related to such repurchases, from time to time over a period of two years. Through the date of this report, the Company has repurchased approximately $324 million of Class V Common Stock under the DHI Group Repurchase Program.

On December 13, 2016, the Board of Directors approved the suspension of the DHI Group Repurchase Program until such time as the Board of Directors authorizes the reinstatement of that program. On the same date, the Board of Directors approved a new stock repurchase program (the “Class V Group Repurchase Program”) under which the Company is authorized to use assets of the Company’s Class V Group to repurchase up to $500 million of shares of the Company’s Class V Common Stock, exclusive of any fees, commissions or other expenses related to such repurchases, from time to time over a period of six months. Shares may be repurchased under the new program through open market purchases, block trades, or accelerated or other structured share repurchase programs. To the extent not retired, shares repurchased under the Class V Group Repurchase Program will be placed in the Company’s treasury.

The repurchase of shares pursuant to the Class V Group Repurchase Program is expected to be funded from proceeds received by the Company from the sale by a subsidiary of the Company of shares of Class A common stock of VMware, Inc. (“VMware”) owned by such subsidiary, pursuant to the terms of the stock purchase agreement described below. The Board of Directors has determined that, under the Company’s tracking stock policy, any repurchases pursuant to the Class V Group Repurchase Program will be attributable to the Class V Group and therefore will not result in an increase in the number of retained interest shares in the Class V Group attributable to the DHI Group.

The extent to which the Company repurchases shares of Class V Common Stock under the Class V Group Repurchase Program, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by the Company’s management. The Class V Group Repurchase Program may be suspended or discontinued at any time.

Stock Purchase Agreement for Sale of VMware Class A Common Stock

On December 15, 2016, the Company entered into a stock purchase agreement, dated as of December 15, 2016, by and among the Company, EMC Equity Assets LLC (“EMC Sub”), an indirect wholly-owned subsidiary of the Company, and VMware (the “Stock Purchase Agreement”), pursuant to which VMware will purchase for cash $500 million of VMware Class A common stock (the “Class A Common Stock”) from EMC Sub. The Company will apply the proceeds from the sale to the repurchase of shares of its Class V Common Stock under the Class V Group Purchase Program described above, but may use such proceeds for other purposes at the discretion of the Capital Stock Committee of the Company’s Board of Directors and the Board of Directors.

Under the terms of the Stock Purchase Agreement, VMware will receive an initial share delivery of approximately $375 million of Class A Common Stock in exchange for payment of $375 million in cash in an initial closing expected to occur on December 22, 2016, with the remainder of the $500 million purchase expected to be settled in the first quarter of the Company’s 2018 fiscal year. The total number of shares to be purchased by VMware under the Stock Purchase Agreement will be based on the volume-weighted average per share price of the Class A Common Stock as reported on the New York Stock Exchange during a specified reference period, less a discount of 3.5% from that volume-weighted average per share price, and subject to adjustment in certain circumstances.

Before the sale contemplated by the Stock Purchase Agreement, the Company beneficially owns 43,025,308 outstanding shares of Class A Common Stock and all 300,000,000 outstanding shares of VMware’s Class B common stock.

The Stock Purchase Agreement was approved by the Capital Stock Committee of the Company’s Board of Directors and by the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2016	Dell Technologies Inc.

	By:	/s/ Janet B. Wright
Janet B. Wright
Senior Vice President and Assistant Secretary
(Duly Authorized Officer)

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